Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OUTSET MEDICAL, INC.

Outset Medical, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:

The name of the Corporation is Outset Medical, Inc. The Corporation was originally incorporated under the name Home Dialysis Plus, LTD. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on May 5, 2003.

SECOND:

The Amendment of the Amended and Restated Certificate of Incorporation of the Corporation in the form set forth in the following resolution has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation:

RESOLVED:	The Amended and Restated Certificate of Incorporation is hereby amended to include a new Section 4.5 in Article IV as follows:

4.5 Reverse Stock Split. Upon the filing and effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each fifteen (15) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time (as defined below) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock without increasing or decreasing the par value of each share (the “Reverse Stock Split”).

No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split held by a holder prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation upon the Reverse Stock Split shall be rounded down to the nearest whole number. Each holder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment (without interest) in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on The Nasdaq Global Select Market on the last trading day prior to the effective date of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split). The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

THIRD:

The foregoing amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

FOURTH:

The Certificate of Amendment of the Amended and Restated Certificate of Incorporation so adopted reads in full as set forth above and is hereby incorporated herein by this reference. All other provisions of the Amended and Restated Certificate of Incorporation remain in full force and effect.

FIFTH:	The foregoing amendment shall be effective as of 12:01 a.m., Eastern Time, on March 20, 2025 (the “Effective Time”).

OUTSET MEDICAL, INC.

By:	/s/ John Brottem
Name:	John Brottem
Title:	General Counsel and Secretary